Exhibit 99

Family Dollar Reports August Sales and Raises Fourth Quarter Guidance


    MATTHEWS, N.C.--(BUSINESS WIRE)--Aug. 31, 2006--Family Dollar Stores, Inc. (NYSE: FDO) reported that net sales for the four weeks ended August 26, 2006, increased 9.0% to approximately $484.1 million from $444.2 million for the four weeks ended August 27, 2005. Comparable store sales for the four-week period increased approximately 4.0%. The Company had 6,173 stores as of August 26, 2006, including 55 new stores opened in the fiscal August period.


                                                    Comparable Stores
                                       Comparable   Hardline  Softline
                 Sales     Total Sales Store Sales    Sales    Sales
                (millions)    Change     Change     % Change % Change
              ------------------------------------ -------------------
August 2006         $484.1     9.0%        4.0%        5.4 %   -1.7 %
Fourth Quarter    $1,578.1    10.4%        4.9%        5.3 %    3.1 %
Fiscal 2006       $6,394.8     9.8%        3.7%        4.8 %   -0.7 %


    On June 22, 2006, Family Dollar announced third quarter results and provided guidance that fourth quarter diluted earnings per share would be between $0.19 and $0.22. The Company now expects that better than planned expense control and a more favorable merchandise mix will positively impact fourth quarter results. The Company now expects diluted earnings per share for the fourth quarter to be between $0.22 and $0.24.
    The Company expects that comparable store sales in the five-week period ending September 30, 2006, will increase 3% to 5% from the similar period in the prior fiscal year.

    Cautionary Statements

    Certain statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

    -- competitive factors and pricing pressures, including energy prices,

    --  changes in economic conditions,

    --  the impact of acts of war or terrorism,

    --  changes in consumer demand and product mix,

    -- unusual weather or natural disasters that may impact sales and or operations,

    --  the impact of inflation,

    --  merchandise supply and pricing constraints,

    --  success of merchandising and marketing programs,

    -- the Company's ability to successfully execute its ongoing operational functions,

    -- general transportation or distribution delays or interruptions,

    --  dependence on imports,

    -- changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

    --  success of new store opening programs,

    -- costs and delays associated with building, opening and operating new distribution facilities and stores,

    -- costs, potential problems and achievement of results associated with the implementation of programs, systems and technology, including supply chain systems, store technology, cooler installations and related food programs, Urban
        Initiative programs, and real estate expansion goals,

    -- changes in food and energy prices and their impact on consumer spending and the Company's costs,

    --  adverse impacts associated with legal proceedings and claims,

    --  changes in shrinkage,

    --  changes in health care and other insurance costs,

    --  the Company's ability to attract and retain employees,

    -- changes in interpretations or applications of accounting principles, or

    -- changes in state or federal laws or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.

    Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under "Cautionary Statement Regarding Forward-Looking Statements" in "Management's Discussion and Analysis of Financial Condition" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

    Fourth Quarter and Year-End Earnings Conference Call Information

    Family Dollar will announce financial results for the fourth quarter and year ended August 26, 2006, on Thursday, September 28, 2006. The Company will host a conference call on September 28, 2006, at 10:00 A.M. ET to discuss the results. If you wish to participate, please call 1-888-323-9686 for domestic USA calls and 210-234-0000 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is "FAMILY DOLLAR" and the meeting leader is Ms. Kiley Rawlins. A replay of the call will be available from 12:00 P.M. ET, September 28, 2006, through 5:00 PM ET, October 5, 2006, by calling 1-866-356-4343 for domestic USA calls and 203-369-0103 for international calls.
    There will also be a live webcast of the conference call that can be accessed at the following link: http://www.familydollar.com/investors.aspx?p=irhome.

    A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, September 28, 2006.

    About Family Dollar Stores, Inc.

    With more than 6,100 stores in a 44-state area ranging northwest to Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.



    CONTACT: Family Dollar Stores, Inc.
             Kiley F. Rawlins, CFA, 704-849-7496
             Divisional Vice President
             http://www.familydollar.com